Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Northern Star Acquisition Corp. (the “Company”) on Amendment No. 2 to Form S-1, File 333-249138, of our report dated July 30, 2020, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the financial statements of Northern Star Acquisition Corp. as of July 21, 2020 and for the period from July 8, 2020 (inception) through July 21, 2020, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum LLP

Marcum LLP

New York, NY

October 22, 2020